Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this General Form for Registration of Securities on Form 10 of our report dated November 19, 2008, relating to the combined balance sheets of Tianjin Golden Dragon International Travel Service Co., Ltd, Tianjin Golden Dragon Sky Travel Service Co., Ltd and Nanjing Feiyu Travel Service Co., Ltd as of December 31, 2007 and 2006 and the related combined statements of operations and comprehensive income, changes in members’ equity, and cash flows for each of the years then ended.

/s/Bernstein & Pinchuk LLP

New York, New York
January 21, 2009